Exhibit 10.1

ASSIGNMENT AGREEMENT

THIS AGREEMENT dated for reference this 20th day of October, 2005.

BETWEEN:

ENTOURAGE MINING LTD., a corporation incorporated under the laws of the Province of British Columbia and having an office at Suite 614 – 475 Howe Street  in the City of Vancouver, British Columbia, Canada V6C 2B3

("Entourage")

AND:	CMKM DIAMONDS, INC., a corporation having an office at 4760 South Pecos Road, Suite 211 in the City of Las Vegas, Nevada 89121

("CMKM”)

WHEREAS:

A.

CMKM is party to an agreement (the “United Carina Agreement”) dated October 23, 2004 between itself and United Carina Resources Corp. (“United Carina”), and amendments thereto, whereby it has the right to acquire an undivided 50% right, title and interest in and to certain mineral claims known as the Hatchet Lake Property as described more particularly in Schedule “A” attached hereto.

B.

CMKM wishes to assign to Entourage, and Entourage wishes to acquire, any and all interest of CMKM in and to the United Carina Agreement in exchange for the issuance to CMKM of 15,000,000 common shares of Entourage, which shares will be distributed to the shareholders of CMKM, subject to applicable securities rules, laws and regulations.

C.	United Carina has consented, by way of its execution of other documents, to the assignment of CMKM’s interest in and to the United Carina Agreement to Entourage.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	CMKM’S REPRESENTATIONS

1.1	CMKM represents and warrants to Entourage that:

(a)

under the terms of an agreement (the “United Carina Agreement”) dated the 23rd day of October, 2004, it has the right to acquire, from United Carina Resources Corp. (“United Carina”) an interest in the Hatchet Lake Property and holds the right to explore and develop the Hatchet Lake Property, subject to applicable rules and regulations;

(b)

save and except as concerns its agreements with Entourage and with CMKM, to the best of CMKM’s knowledge, United Carina holds the Hatchet Lake Property free and clear of all liens, charges and claims of others;

(d)

the Hatchet Lake Property has been, or to the best of the knowledge of CMKM has been, duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the Province of Saskatchewan and the claims are in good standing in the Province of Saskatchewan as of the date of this Agreement;

(e)	CMKM is duly incorporated under the laws of its incorporating jurisdiction and is a valid and subsisting company in good standing under those laws;

(f)	CMKM has the right to transfer, convey, option and assign its interest in the Hatchet Lake Property and in the United Carina Agreement to Entourage as contemplated in this Agreement;

(g)

there are no adverse claims or challenges against or to CMKM’s interest in the Hatchet Lake Property and the United Carina Agreement, save and except that CMKM is not in good standing under the terms of the United Carina Agreement, nor to the knowledge of CMKM is there any basis therefor, and to CMKM’s knowledge, there are no outstanding agreements or options to acquire or purchase the Hatchet Lake Property or any portion thereof other than the United Carina Agreement and an agreement between United Carina and Entourage executed concurrently therewith (and after amended);

(h)

CMKM has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which CMKM is a party or to which it is subject; and

(j)

no proceedings are pending for, and CMKM is unaware of any basis for, the institution of any proceedings which could lead to the placing of CMKM in bankruptcy or insolvency, or in any position similar to bankruptcy, such that any person could claim an interest in and to the Hatchet Lake Property from Entourage notwithstanding that Entourage is at arm’s length with CMKM and is entering into this Agreement for good and valuable consideration.

1.2        The representations and warranties of CMKM set out in paragraph 1.1 above form a part of   this Agreement and are conditions upon which Entourage has relied in entering into this Agreement and shall survive the acquisition of any interest in the Hatchet Lake Property by Entourage.

1.3        CMKM will indemnify Entourage from all loss, damage, costs, actions and suits arising out  of or in connection with any breach of any representation, warranty, covenant, agreement or          condition made by CMKM and contained in this Agreement including, without limiting the  generality of the foregoing, against any and all loss, damage, costs, actions and suits which   may be brought as a result of any shareholder actions on the part of CMKM’s shareholders.  In lieu of any monetary indemnification, Entourage may claim from CMKM indemnification in the form of repayment, sale or transfer to it of some or all of the Shares  (as that term is defined in section 4.1 below).

1.4        The Hatchet Lake Property is not, to the best of CMKM’s knowledge, subject to any NSR  or other royalty claims on the part of United Carina or any other party.

2.	ENTOURAGE'S REPRESENTATIONS

2.1        Entourage warrants and represents to CMKM that it is a body corporate, duly incorporated  under the laws of the Province of British Columbia with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been or will be authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

3.	ASSIGNMENT OF OPTION

3.1        CMKM hereby assigns to Entourage its sole and exclusive beneficial right and option (the "Option") to acquire a 50% undivided registered beneficial right, title and interest in and to the Hatchet Lake Property which Option is granted under the terms of the United Carina Agreement.

4.	ASSIGNMENT PRICE

4.1        Entourage shall pay for the assignment of the Option by issuing a total of 15,000,000 common shares (the "Shares") of Entourage to a trustee (the "Trustee") appointed by CMKM.

4.2        CMKM agrees to make any and all reasonable efforts to distribute the Shares to its  shareholders (the “CMKM Shareholders”) pro rata to the CMKM Shareholders in accordance with applicable securities laws, rules and regulations and shall, in furtherance of this distribution, forthwith appoint the Trustee of the Shares to distribute the    Shares.

4.3        CMKM agrees that it will bear all of the costs of the distribution of the Shares to theCMKM Shareholders including, without limiting the generality of the foregoing, the appointment of the Trustee and the Trustee’s remuneration.

4.4        Entourage agrees that it will, subject to section 4.3 above, make any and all reasonable efforts to facilitate the Trustee’s distribution of the Shares to the CMKM Shareholders.

4.5        CMKM agrees that it will abstain from using the voting rights attaching to the Shares until  such time as it has distributed the Shares to the CMKM Shareholders under section 4.2 above.

4.6        CMKM agrees that any Trustee it appoints will not be appointed unless the Trustee first agrees to the terms of section 4.5 above.

4.7        In the event that a court of competent jurisdiction appoints a trustee other than the Trustee, the rights to vote the Shares shall be exercised, for a period of five (5) years, by the President of Entourage and CMKM or its Trustee agree to appoint the President of  Entourage as its or their proxy holder at any meeting of shareholders of Entourage.

5.	CONDITION PRECEDENT

5.1        This Agreement is expressly subject to the consent of United Carina to its terms and is further subject  to the execution of an agreement (the “New Agreement”), between United Carina and Entourage, which replaces and supersedes the United Carina Agreement.

5.2        This Agreement is expressly subject to United Carina obtaining any regulatory approval it requires for the New Agreement including, without limiting the generality of the foregoing,   its acceptance for filing with the TSX-Venture Exchange.

5.3        The obligations of Entourage herein are expressly subject to Entourage securing, on or  before October 28, 2005, a minimum of US$1,050,000 in equity financing with which to finance its working capital and other obligations, including its obligations under sections 1.1(a) and (b) of the New Agreement.

6.	RIGHT TO ABANDON PROPERTY INTERESTS

6.1        Nothing in this Agreement shall require Entourage to continue work or payments to United Carina under the terms of either the United Carina Agreement or the New Agreement.

7.	FURTHER ASSURANCES

7.1        The parties hereto agree to do or cause to be done all acts or things reasonably necessary to  implement and carry into effect the provisions and intent of this Agreement including, without limiting the generality of the foregoing, obtaining consent resolutions, or minutes, of their respective boards of directors consenting and approving of this Agreement.

8.	FORCE MAJEURE

8.1        If either of the parties hereto is prevented from or delayed in complying with any provisions of this  Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond their control, the time limited for the performance of various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and they, insofar as is possible,  shall promptly give written notice the other party of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the   cause of such prevention or delay and shall give written notice as soon as such cause ceases to exist.

9.	ENTIRE AGREEMENT

9.1        This Agreement constitutes the entire agreement to date between the parties hereto and  supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

9.2        This Agreement does not purport to supersede the New Agreement between United Carina and Entourage.

10.	NOTICE

10.1      Any notice required to be given under this Agreement shall be deemed to be well and  sufficiently given if delivered, or if mailed by registered mail, in the case of eitheraddressed to them as follows:

Entourage Mining Ltd.
Suite 614 – 475 Howe Street
Vancouver, British Columbia
Canada V6C 2B3

Fax: (604) 669-4368

and in the case of CMKM addressed as follows:

CMKM Diamonds, Inc.
4760 South Pecos Road, Suite 211
Las Vegas, Nevada 89121

Fax: ______________________

and any notice given shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

10.2      Either party hereto may from time to time by notice in writing change its address for the purpose of this paragraph.

11.	TIME OF ESSENCE

11.1	Time shall be of the essence of this Agreement.

12.	CURRENCY

12.1      All funds referred to under the terms of this Agreement shall be funds designated in the  lawful currency of the United States of America.

13.	APPLICABLE LAW

13.1      Except as applies to the mineral claims laws of the Province of Saskatchewan, this Agreement shall be governed by the laws of the Province of British Columbia and the parties hereto agree to attorn to the courts thereof.

13.2      It is an express condition of this Agreement that any dispute of its terms be brought in the courts of the Province of British Columbia. In the event that any court outside of the Province of British Columbia attempts to assert jurisdiction over the terms of this Agreement, this Agreement shall be terminated, save and except as to section 16, and the     Shares, if they have not already been distributed to the CMKM Shareholders, shall be  returned to the treasury of Entourage.

14.	ARBITRATION

14.1      In the event of a dispute between the parties regarding any provision of this Agreement, the parties hereto agree to submit the dispute to binding arbitration under the terms of the Commercial Arbitration Act of the revised statutes of the Province of British Columbia  [R.S.B.C. 1996 Chapter 55] or its successor.

15.	ENUREMENT

15.1      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

16.	ACKNOWLEDGEMENT

16.1      CMKM and Entourage acknowledge that CMKM is in default of the United Carina  Agreement and further confirms that, at any time, United Carina has the right, and may, terminate the United Carina Agreement without compensation to CMKM.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

ENTOURAGE MINING LTD.	CMKM DIAMONDS, INC.

Per:	Per:
/s/ Gregory Kennedy	/s/ Urban Casavant
Authorized Signatory	Authorized Signatory